Exhibit 10.1

EXCLUSIVE SALES AND DISTRIBUTION AGREEMENT

This Exclusive Sales and Distribution Agreement (the “Agreement”) is made and entered into as of the latest date set forth on the signature lines below (the “Effective Date”) by and between Oculus Innovative Sciences, Inc., a Delaware corporation having a place of business at 1129 North McDowell Boulevard, Petaluma, California, USA 94954 (“Oculus”); and Manna Pro Products, LLC, a Missouri limited liability company having a place of business at 707 Spirit 40 Park Dr. Suite 150, Chesterfield, MO 63005 (“Manna Pro”).

WHEREAS Oculus has developed proprietary technology and know-how (“Oculus Technology”) which Oculus uses in certain products that it distributes in the animal health market through various distribution channels; and

WHEREAS, Manna Pro has a robust sales force and distribution network focused on sales of animal products in the Distribution Channels (as hereinafter defined).

NOW THEREFORE in consideration of the mutual promises and undertakings of the parties hereto, and for other valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.          Definitions.

1.1          “Animal Health Care” means the promotion of wellness in equine and farm animals.

1.2          “Animal Health Care Products” means products, not including livestock feed or pet food, that are labeled for use solely for non-human animals, which promote health in equine and farm animals, and are not required to be prescribed or dispensed by a veterinarian or other animal health professional.

1.3          “Applicable Law” means any present or future national, provincial, federal, state, local or similar law (whether under statute, rule, regulation or otherwise), permit requirement, order, decree, judgment or directive, or regulation or other requirement applicable to the manufacture, marketing, distribution, and sale of Products in the Field.

1.4          “Bonus Trigger” means the amount specified as a Bonus Trigger for each Contract Year on Exhibit B.

1.5          “Calendar Year” means each twelve (12) month period beginning on January 1st and ending on December 31st.

1.6          “Certificate of Analysis” means the set of criteria set forth in a document certifying the contents and quality of each batch of Product delivered to Manna Pro, as reasonably established by Oculus, and which may include measurements for viscosity, clarity, pH, and assays of active ingredients.

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1.7          “Channel Partners” means, (a) with respect to the Exclusive Distribution Channel, (i) Farm Animal Specialty Stores and Distributors to Farm Animal Specialty Stores, and (ii) Farm Animal Veterinarians and Distributors to Farm Animal Veterinarians, and (b) with respect to the Non-Exclusive Distribution Channel: (i) Mass Retailers and Distributors to such retailers, and (ii) Food Specialty Stores and Distributors to such retailers.

1.8          “Companion Animal Veterinarian Channel” means the distribution channel for the sale and distribution of Products, directly or through Distributors, to Companion Animal Veterinarians. For the avoidance of doubt, the Companion Animal Veterinarian Channel does not include the Farm Animal Veterinarian Channel or Farm Animal Specialty Stores.

1.9          “Companion Animal Veterinarian” means a licensed companion animal professional whose practice is focused on companion animals, such as dogs, cats, and other animals kept as home pets, and who does not solicit or routinely provide services to farm and ranch animals.

1.10        “Confidential Information” means information of a party, which information is conspicuously marked with “Confidential”, or “Proprietary” or other similar legend, or information that a reasonable person would consider to be proprietary or confidential under the circumstances, in each case whether in written or digital medium, orally disclosed or observed. The Microcyn Technology, the Product, Manna Pro products, quantities, schedules and pricing, projections, business plans and terms of this Agreement, shall be considered Confidential Information hereunder whether disclosed orally or in writing, or whether or not marked “Confidential” or “Proprietary”.

1.11        “Contract Year” means each twelve (12) month period following and having as its anniversary on the one-year anniversary of the Effective Date.

1.12        “Corporate Event” means either (i) the acquisition of Manna Pro by another Entity, or the acquisition of another Entity by Manna Pro, in either case by means of any transaction or series of related transactions (including any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of Manna Pro), unless Manna Pro’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions continue to hold at least 50% of the voting power of the surviving or acquiring Entity (provided that the sale by Manna Pro of its securities for the purposes of raising additional funds shall not constitute a Corporate Event hereunder), or (ii) the acquisition by Manna Pro of substantially all of the assets of another Entity or the purchase of substantially all of the assets of Manna Pro, or the division of Manna Pro responsible for distribution of the Products, by another Entity, in any case by means of a single or series of related transactions.

1.13        “Distribution Channels” means the Exclusive Distribution Channel and the Non-Exclusive Distribution Channel.

1.14        “Distributor” means a distributor whose predominant product offerings are Animal Health Care Products that are distributed from and through such distributor’s own brick-and-mortar premises, online sites or catalogs.

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1.15        “Drug Channel” means the distribution channel, for the sale and distribution of Animal Health Care Products, directly or through Distributors, to Drug Specialty Stores. For the avoidance of doubt, the Drug Channel does not include Farm Animal Specialty Stores or the Farm Animal Veterinarian Channel.

1.16        “Drug Specialty Store” means a retail store whose predominant merchandise is non-consumable human health care products (such as Walgreen’s and CVS drug stores), sold through such store’s own brick and mortar stores, online site and catalogues. For the avoidance of doubt, the Drug Channel does not include Farm Animal Specialty Stores.

1.17        “Effective Date” has the meaning set forth in the preamble hereof.

1.18        “Entity” means an organization, company, or other legal person that manufactures, sells or distributes hypochlorous acid technology-based products that are reasonable substitutes for Products, including an Oculus Competitor.

1.19        “Exclusive Distribution Channel” means all Farm Animal Specialty Stores, Farm Animal Veterinarians, and Distributors to Farm Animal Specialty Stores and Farm Animal Veterinarians.

1.20        “Farm Animal Specialty Store” means a retail store whose primary merchandise (at least 51%) is farm and ranch animal (including equine) and livestock consumables and non-consumables, including Veterinary Service, Inc., Bradley Caldwell, Inc. and Durvet Animal Health Products, Inc., whose product offerings are sold through such store’s own brick and mortar stores, online site and catalogues.

1.21        “Farm Animal Veterinarian Channel” means the distribution channel for the sale and distribution of Animal Health Care Products, directly or indirectly through Distributors, to Farm Animal Veterinarians. For the avoidance of doubt, the Farm Animal Veterinarian Channel does not include Farm Animal Specialty Stores.

1.22        “Farm Animal Veterinarian” means a licensed farm and ranch animal professional whose practice is expressly primarily focused on large farm and ranch animals, such as horses, cows and livestock, and who does not solicit or routinely provide services to companion animals.

1.23        “Field” means the non-prescription and non-professionally dispensed animal health care field.

1.24        “FDA” means the United States Food and Drug Administration or any successor agency, and any agency having similar function and authority in any jurisdiction outside the United Sates that comprise a part of the Territory.

1.25        “Food Channel” means the distribution channel for the sale and distribution of Animal Health Care Products, directly and indirectly through Distributors, to Food Specialty Stores. For the avoidance of doubt, the Food Channel does not include Farm Animal Specialty Stores or the Farm Animal Veterinary Channel.

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1.26        “Food Specialty Store” means a store whose predominant merchandise is human-consumable products (such as Albertson’s and Kroger), sold through such store’s own brick and mortar stores, online site and catalogue.

1.27        “Intellectual Property Rights” means all intellectual property rights worldwide arising under statutory or common law or by contract and whether or not perfected, now existing or hereafter filed, issued, or acquired, including all (a) patent rights; (b) rights associated with works of authorship including copyrights and mask work rights; (c) trademarks, service marks, trade dress and trade names; (d) rights relating to the protection of trade secrets; and (e) any right analogous to those set forth herein and any other proprietary rights relating to intangible property.

1.28        “Label,” “Labeled” or “Labeling” shall mean all labels and other written, printed or graphic matter upon (i) the Product or any container or wrapper utilized with the Product, and/or (ii) any written material accompanying the Product, including, without limitation, package inserts.

1.29        “Mass Channel” means the distribution channel, for the sale and distribution of Animal Health Care Products, directly and through Distributors, to Mass Retailers. For the avoidance of doubt, the Mass Channel does not include Farm Animal Specialty Stores or the Farm Animal Veterinarian Channel.

1.30        “Mass Retailer” means a large store that carries a diverse mix of general merchandise, and human and non-human consumables and non-consumables (including Animal Health Care Products), but whose primary offering is not Animal Health Care Products (such as Walmart and Target), whose product offerings are sold through such store’s own brick and mortar stores, online site and catalogues.

1.31        “Marketing Authorization” means the permit, authorization and/or license for the Products issued by the relevant health authorities in the Territory, the underlying applications thereto, and any supplements and amendments to such government authorizations that authorize the holder of such license to market and sell the Products in the Territory.

1.32        “Marketing Expenses” means the costs and expenses incurred and paid by Manna Pro that are directly and exclusively related to the marketing and promotion of the Products in the Field in the Territory, including costs and expenses related to: (i) general marketing, including journal advertising, on-line / social media expenses, photography, video, and direct mail; Packaging design; and Packaging plates; (ii) consumer marketing expenses, including coupons (e.g., discounts, buy-one-get-one-free), point of sale coupons, rebates; samples; sponsorships (to extent amount and percentage allocation approved prior to Manna Pro’s execution of sponsorship agreement if not exclusively related to the marketing and promotion of the Products); design, printing, and mailing of direct mail); (iii) trade expenditures, including discounts, customer rebates/ customer funds; dealer promotions; trade shows; Product data sheets, point of sale material; and (iv) Manna Pro programs, including monetary “spiffs” (promotion incentives that are in addition to, and not a substitute for, commissions or salaries) for direct sales representatives and/or Manna Pro direct sales personnel; provided, however, that Marketing Expenses may include marketing expenses incurred by Manna Pro that are not exclusively for Products if such expenses, use and percentage allocation is approved by Oculus in writing, in advance, and at its sole discretion. Any amounts paid by Oculus in the form of vendor support to the marketing expenditures shall reduce the Market Expenses on a dollar-for-dollar basis. For the avoidance of doubt, Marketing Expense shall not include any salaries or commission paid or payable to any person (whether in a capacity as employee, sales representative, or other).

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1.33         “Microcyn Technology” means Oculus’ patented hypochlorous-acid and hypochlorite based formulations, whether in liquids, solids, gels or other formulation, generated through the use of Oculus’ patented processes.

1.34        “Minimum Marketing Spend” means the minimum Marketing Expenditures that Manna Pro must pay each Contract Year, as specified in Exhibit B. The Minimum Marketing Spend for each Renewal Term after the Initial Term, if any, shall be ten percent (10%) of the Bonus Trigger.

1.35        “Minimum Purchases” means the Product Purchase Amounts that Oculus must receive from Manna Pro each Contract Year as specified in Exhibit B, as amended from time to time as provided in Section 4.1(b) of this Agreement.

1.36        “Non-Exclusive Distribution Channel” means the Food Channel and the Mass Channel , and in each case, Distributors to each such channel.

1.37        “Oculus Competitor” means a person who derives twenty percent (20%) or more of its revenues from hypochlorous acid technology-based products that are a reasonable substitute for the Products.

1.38        “Oculus Marks” means the trade names, trademarks and service marks owned or used by Oculus, including, without limitation “Oculus” and “Microcyn”.

1.39        “Packaging” means all primary containers, including tubes, cartons, shipping cases or any other like matter used in packaging or accompanying the Product.

1.40        “Permitted Use” means use in accordance with the applicable label claims consistent with Applicable Law and applicable Regulatory Approvals.

1.41        “Pet Specialty Channel” means the distribution channel for the sale and distribution of products, directly to Pet Specialty Stores, and indirectly through distributors whose primary offering is products offered for sale by Pet Specialty Stores.

1.42        “Pet Specialty Store” means a store whose primary merchandise (at least 51%) consists of grooming supplies, toys, treats and food for companion animals, sold through such store’s own brick and mortar stores, online site and catalogues.

1.43        “Products” means the Animal Health Care Products formulated using the Microcyn Technology, as described on Exhibit A, as amended from time to time by agreement of the parties, and which are labeled under the MicrocynAH/Manna Pro co-brand.

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1.44        “Product Purchase Amount” means the aggregate payments actually received by Oculus Manna Pro for Product purchases (net of packing, freight, tax, insurance, duties and all other charges, and net of refunds).

1.45        “Regulatory Approvals” means any and all approvals, applications, registrations, licenses, certifications and other requirements imposed by any governmental agency or other entity exercising any regulatory or other governmental or quasi-governmental authority.

1.46        “Sales Bonus” has the meaning ascribed thereto in Section 2.5.

1.47         “Specifications” means the criteria set forth in the Certificate of Analysis for each applicable Product.

1.48        “Territory” shall mean the United States of America and Canada.

2.          Distribution Rights; Exclusivity; Minimum Purchases.

2.1          General. This Agreement establishes the terms and conditions on which Oculus will sell to Manna Pro the Products, and the terms and conditions on which Manna Pro shall have the right to sell the Products. This Agreement shall not be modified, supplemented or interpreted by any trade usage or prior course of dealing not made a part of this Agreement by its express terms and agreed to by the parties in writing. Notwithstanding the preprinted terms and provisions of any purchase orders, other sales documentation or other communications exchanged or used by Manna Pro or Oculus, all purchases and sales of Products shall be subject to the terms and provision of this Agreement, and, unless otherwise expressly agreed in a written agreement referencing this Agreement and signed by both parties, neither party will be bound by any term or provision which is inconsistent with or differs from any of the terms and provisions of this Agreement.

2.2          Distribution Rights.

a)          Exclusive Distribution Rights. Subject to all the terms and conditions of this Agreement, Oculus hereby appoints Manna Pro throughout the Term as the exclusive distributor of the Products (which shall be labeled, branded and packaged as provided in Section 2.11) through the Exclusive Distribution Channel for the Permitted Use, in the Field, in the Territory.

b)          Non-Exclusive Distribution Rights. Subject to all the terms and conditions of this Agreement, Oculus hereby appoints Manna Pro throughout the Term as the non-exclusive distributor of the Products (which shall be labeled, branded and packaged as provided in Section 2.11) directly through the Non-Exclusive Distribution Channel for the Permitted Use, in the Field, in the Territory.

c)          Mutually Exclusive Channels. Each of Oculus and Manna Pro agree that, notwithstanding anything set forth above in this Section 2.2(a) and (b) above, but subject to the provisions of this subsection (c), it will not solicit or accept from, or fulfill orders for Products placed by, any customer operating in the Non-Exclusive Distribution Channel (the “Mutually Exclusive Channels”) if such prospective customer is a current customer of the other party. For purposes of this subsection (c), a “current customer” shall mean a customer with respect to which the ordering or fulfillment of, or the payment for, any Animal Health Care Product sold by either party to such customer has occurred within six (6) months of the date of measurement and inquiry. Each of Oculus and Manna Pro acknowledges and agrees that, as of the Effective Date, neither Oculus nor Manna Pro has any “current customer”. Each party agrees that during the six-month period commencing on the Effective Date, it will notify the other party in writing when it receives an order for Products from a customer in a Mutually Exclusive Channel, and each party will provide the other party on a bi-annual basis throughout the Term with a list of its then-current customers in the Mutually Exclusive Channels, and will notify the other prior to first accepting a purchase order for Products from such a customer not otherwise prohibited pursuant to the terms hereof.

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d)          If it comes to the attention of Manna Pro or Oculus that the use, sale or distribution of Products by either such party or any of its Channel Partners in any Distribution Channel is not compliant with the terms of this Agreement, Manna Pro or Oculus, as the case may be, shall promptly notify the other party in writing and provide such party with such information that has come to its attention. Each party shall use commercially reasonable efforts to promptly rectify any non-compliance.

e)          For the avoidance of doubt, the parties agree that Manna Pro has the right to sell the Products solely to Channel Partners for ultimate sale solely to end-user retail customers for the Permitted Use in the Field in the Territory. Manna Pro may distribute the Products only to Channel Partners located and taking delivery within the Territory. Manna Pro shall be responsible for acts or omissions of any Channel Partner not in conformity with the terms of this Agreement or any agreement between Manna Pro and any Channel Partner. Manna Pro may not distribute, sell or dispose of Products except pursuant to the Labeling, branding and Packaging requirements specified herein.

f)           Any rights not expressly granted to Manna Pro under this Section 2.2 are reserved to Oculus, and Oculus reserves the worldwide right to, and to authorize third parties to, make, have made, use, sell, offer to sell, have sold, import (collectively, “Use”) and to authorize third parties to Use the Products through all channels, in all fields, and territories other than as provided in this Section 2.2.

g)          Without limiting the foregoing, and without expanding the license granted to Manna Pro in this Section 2.2, Manna Pro expressly agrees that it shall not, throughout the Term, sell any Products in the Pet Specialty Channel or the Companion Animal Veterinarian Channel.

2.3          Forecasts.

a)          Within thirty (30) days after the Effective Date, and at least ten (10) days prior to the end of each calendar quarter during the Term, Manna Pro shall deliver to Oculus a non-binding, rolling forecast of purchases of Products for the next two (2) calendar quarters.

b)          Manna Pro's forecasts and orders shall reflect its good-faith expectations of customer demand and Manna Pro shall act in a commercially reasonable manner to schedule orders to avoid creating production capacity problems for Oculus and decreasing shelf life. Manna Pro acknowledges that it may take up to twelve (12) weeks to procure components for current Products.

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2.4          Minimum Purchases. During the Term, Manna Pro shall meet the level of effort required of it set forth in Section 5.1(a) to make the Minimum Purchases from Oculus as set forth on Exhibit B; provided, however, that Manna Pro’s failure in and of itself to meet the Minimum Purchase obligations hereunder shall not constitute a claim for damages under this Agreement, so long as Manna Pro has met its obligations and exercised the requisite level of effort to market and sell Products required by this Agreement; and provided further, that Oculus may avail itself of the remedies provided in Section 11.2 as a result of Manna Pro’s failure to meet its Minimum Purchases obligation.

2.5          Sales Bonus. As an inducement to Manna Pro to maximize sales of Products hereunder, for any Contract Year beginning in Contract Year 2 for which Product Purchase Amounts in such Contract Year exceed the Bonus Trigger for such year, Oculus shall pay to Manna Pro within sixty (60) days after the end of such Contract Year (but in no event later than 2 ½ months after the end of the Contract Year in which the Bonus is earned) an amount equal to [ ]† percent ([ ]† %) of the amount by which the Product Purchase Amounts for such Contract Year exceed the Bonus Trigger for such Contract Year (the “Sales Bonus”). By way of example only, if:

Bonus Trigger in Contract Year X were $[ ]†; and

Product Purchase Amount in Contract Year X is $[ ]†;

The Sales Bonus payable to Manna Pro for Contract Year X would be $[ ]†.

2.6          Purchase Orders. All purchase orders to be fulfilled by Oculus shall contain pricing consistent with the terms of this Agreement, requested shipment schedule, delivery address, requested carrier and quantity terms. Manna Pro shall forward all purchase orders to Oculus’ Petaluma, California facility (or other facility specified by Oculus in writing), and Oculus shall fulfill and ship orders from such facility. All purchase orders shall be subject to Oculus’ acceptance, which shall not be unreasonably withheld. Oculus shall use commercially reasonable efforts to fill Manna Pro’s purchase orders, subject to the provisions of Section 4.4 below. In the event of shortages in the supply of Products, Oculus reserves the right to allocate the supply of Products among its customers in such a manner as Oculus may determine in its sole discretion. When acknowledgement of receipt and acceptance of a purchase order or a requested delivery schedule is made by Oculus (either by written notice or by shipment of the ordered Product), the purchase order or delivery schedule shall be deemed a commitment to purchase and sell the Products pursuant to the terms of this Agreement.

2.7          Prices. Unless otherwise agreed by the parties in writing, pricing for Products shall be as set forth in Exhibit A, which prices shall be firm for a period of one (1) year from the Effective Date.

2.8          Price Increases. Oculus shall have the right to increase the prices on an annual basis after the first (1st) anniversary of the Effective Date. Each such price increase shall be calculated by applying the [ ]† - All items, calculated as set forth below:

a)          The price adjustment rate per year (“[ ]†”) will be determined by comparing the [ ]† between the [ ]† to the [ ]† to that; provided that if the [ ]† (“[ ]†”) [ ]† (“[ ]†”) and then the [ ]† (“[ ]†”) [ ]† than that for [ ]† and [ ]†, then the applicable [ ]† used to calculate the percentage increase in the fees shall be determined by comparison of the [ ]† for [ ]† to the [ ]†.

† Confidential material redacted and separately filed with the Commission.

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b)          Oculus shall notify Manna Pro of any changes in the prices ninety (90) days prior to any such change taking effect, and the prices on Exhibit A shall be deemed to be changed as of the end of such ninety (90) day notice period. The parties acknowledge and agree that the pricing set forth on Exhibit A is for standard Products, Labeling and Packaging. Any non-standard, special order Products (whether non-standard quantities, bottling, Packaging, Labeling, or otherwise) will be subject to modified pricing which the parties will negotiate in good faith. Manna Pro shall not be required to, and shall not be responsible for payment of any fees not set forth in Exhibit A, unless it agrees to such different pricing in writing.

2.9          Product Availability. The parties agree that Oculus may remove any Product from Exhibit A at any time upon sixty (60) days’ notice to Manna Pro, if Oculus ceases to sell such removed Product to all its customers, or immediately in the event of any occurrence specified in Section 5.5 hereof.

2.10        Manufacturing.

a)          Oculus will manufacture the Products and provide such Products and samples in sufficient quantities and on the agreed upon timelines, in accordance with current Good Manufacturing Practices (“cGMP”), and in compliance with all Applicable Laws. All Product supplied by Oculus to Manna Pro under this Agreement shall conform to its applicable Specifications.

b)          All Products that Oculus delivers to Manna Pro shall be accompanied by a Certificate of Analysis.

c)          If the parties approve in writing any non-standard manufacturing, or Labeling and Packaging, the cost (and responsibility for the cost) for any such non-standard manufacturing, Packaging and Labeling, and a determination for adjustment of the Product price for any special order Product, and/or Labeling and Packaging, shall be agreed in writing by the parties, and once agreed, Oculus shall manufacture all such non-standard Product Packaging and Labeling for the applicable Products.

2.11          Packaging and Labeling. Oculus and Manna Pro shall jointly work in good faith to develop the Labeling for each Product in the following manner:

a)          Manna Pro shall provide to Oculus Manna Pro’s desired written, printed or graphic matter to be used in the applicable Product Label and Packaging, which shall conform in all respects to all Applicable Laws and the Regulatory Approvals for the Products.

b)          Oculus shall, within a reasonable period of time after receipt, review and approve Manna Pro’s proposed Product Labeling and Packaging (such approval not to be unreasonably withheld), or propose any reasonable modifications to same.

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c)          Manna Pro shall not be required to pay any additional fees other than those set forth in Exhibit A for any Labeling or Packaging materials or for their manufacture or application to the Products unless agreed to in writing.

d)          Oculus will not be required to implement any Packaging or Labeling that requires material modifications to its processes or machinery. If any material modification to Oculus’ processes or manufacturing equipment is necessary to manufacture or prepare the desired modified/special Manna Pro Labeling or Packaging, the parties will negotiate in good faith to reach agreement on adjustment to Packaging and Labeling and any additional fees or increased pricing that are required for Oculus to provide such “non-standard” Packaging or Labeling. The parties agree that Oculus shall not be responsible for any costs or fees that it does not agree to in writing.

e)          The parties shall work together in good faith to ensure the accuracy of all information contained on all artwork for Labels, Labeling and advertising and promotional material (the “Materials”) for each Product and the compliance of all Materials with all Applicable Laws and the Regulatory Approvals.

f)           All Labeling shall include Manna Pro as the distributor of Product and shall include the words “Microcyn Technology®” or “MicrocynAH®” conspicuously displayed and placed on the front of the Product with size and placement determined jointly by Oculus and Manna Pro. The parties acknowledge and agree that the Microcyn component of any Labeling is and shall remain exclusively owned by Oculus.

g)          On the terms and subject to the provisions of this Agreement, Oculus hereby grants to Manna Pro throughout the Term a non-exclusive license and right to use the Oculus Marks on Labeling and Packaging of delivered Products as required for Manna Pro to exercise its rights and perform its obligations hereunder. Manna Pro's use of the Oculus Marks and the goodwill associated therewith shall inure solely to Oculus's benefit.

h)          Should Manna Pro desire or be required to make any change in any Label or Packaging, Manna Pro shall submit the revisions to Oculus, and the parties will process such modification as a new Label as set forth in this Section 2.11, at Manna Pro’s expense.

i)           Manna Pro shall not, without the prior written consent of Oculus, remove, alter or obscure any trade names, trademarks, notices, patent numbers, serial numbers, labels, tags, dates or other identifying marks, symbols, or legends affixed to any Products or to the packages in which the Products are placed after the Labels and Packaging have been approved by the parties in writing.

j)           Manna Pro shall not re-bottle or change the Product containers.

k)          Once approval of Packaging or Labeling are given by Oculus, such approval cannot be rescinded unless a change is required by Applicable Law. If such a change in Packaging or Labeling is required, Oculus shall immediately notify Manna Pro, and the parties shall work together in good faith to review and approve in a timely manner new Packaging and/or Labeling that meet all Applicable Law.

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l)           Oculus shall not be required to supply any Product with any non-standard Packaging or Labeling or to bear any costs for non-standard Product Packaging or Labeling unless it agrees in writing in advance.

3.          Manufacturing Facilities Audit. Manna Pro shall have the right, upon reasonable advance notice to Oculus, to inspect manufacturing facilities used to manufacture or package Products hereunder for the purpose of confirming Oculus’ or its designees’ compliance with the terms of this Agreement; provided that such visit and inspections shall be during normal business hours, shall be subject to the confidentiality provisions of this Agreement, shall not be materially disruptive to Oculus, and at Oculus’ option, Manna Pro or its representative shall be accompanied by an Oculus employee at all times while at or in the facility; and provided further, that Manna Pro shall be allowed to use a third party auditor to perform such inspections.

4.           Shipment, Delivery and Acceptance.

4.1          Shipping and Inventory. Oculus will ship Products to Manna Pro.

4.2          Shipment of Product. All freight charges from Oculus’ premises in Petaluma, California, including special handling charges of carrier, to Manna Pro’s designated warehouses, shall be paid by Manna Pro. The method of shipment shall be as instructed by Manna Pro to Oculus in writing, or, if no such instructions are given by Manna Pro, by such method as Oculus may reasonably determine.

4.3          Packaging. Oculus shall package the Products for shipment to Manna Pro in the Packaging sizes specified on Exhibit A. Any additional or different Packaging shall be addressed pursuant to the provisions of Section 2.11.

4.4          Delivery. All orders are given and accepted with the understanding that they are subject to Oculus’ ability to obtain materials from suppliers and are subject to manufacturing schedules and government regulations that may be in effect from time to time; provided, however, that notwithstanding the foregoing, the parties agree that Oculus must exercise commercially reasonable efforts to deliver in a timely manner all Product for which a purchase order has been accepted. Failure to meet a delivery date for the reasons set forth in this paragraph shall not constitute cause for cancellation of the order unless delivery is materially delayed such that Manna Pro can no longer sell the applicable Product. Oculus may elect to make partial shipments.

4.5          Risk of Loss or Damage. Risk of loss shall pass to Manna Pro upon shipment from Oculus’ facility.

4.6          Cancellation; Rescheduling. Manna Pro may not cancel any shipment under a purchase order once the purchase order is accepted by Oculus. Manna Pro may reschedule such shipment as long as notice is provided fifteen (15) days prior to the scheduled manufacturing of the batch. Such rescheduling shall be for no longer than sixty (60) days.

4.7          Oculus Invoices. Invoices will be dated as of the date of shipment except if Products are stored at Manna Pro’s request for more than thirty (30) days beyond completion of their manufacture, in which case invoices will be dated as of the date of completion of post-manufacturing testing (i.e., after all QA and testing have been performed and Oculus has confirmed that the applicable Product conforms with its applicable Specifications and all other requirements herein).

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4.8          Payment. Manna Pro shall pay all invoiced amounts contained in invoices submitted to Manna Pro for Products delivered during the invoice period; provided, however, that if Manna Pro believes in good faith that any portion of an invoice is inaccurate, Manna Pro shall notify Oculus promptly of any amount Manna Pro believes in good faith does not correctly correspond to the corresponding purchase order(s), Manna Pro will pay such portion of the invoice that is not disputed, the parties agree to work together promptly to rectify any inaccuracy, and Manna Pro agrees to any all remaining portions of any invoice promptly after resolution of any disputed amounts. Payment shall be due thirty (30) days after receipt of such invoices by Manna Pro; and provided further, that should Manna Pro pay such invoices within ten (10) days after receipt, a [ ]† percent ([ ]†%) discount shall apply, and Manna Pro shall pay only [ ]† percent ([ ]†%) of the invoiced amount, which shall be considered payment in full of such invoice.

4.9          Force Majeure. Neither party shall be liable for nonperformance or delay in performance (other than of obligations regarding payment of money or confidentiality) caused by any event reasonably beyond the control of such party including, but not limited to, wars, hostilities, revolutions, riots, civil commotion, national emergency, strikes, lockouts, epidemics, fire, flood, earthquake, force of nature, explosion, embargo, or any other Act of God, or any law, proclamation, regulation, ordinance, or other act or order of any court, government or governmental agency. Notwithstanding the foregoing, if such event causes a delay in performance of more than thirty (30) days, the unaffected party shall have the right to terminate this Agreement without penalty upon written notice at any time prior to the affected party’s resumption of performance.

5.          Certain Obligations.

5.1          Manna Pro Obligations.

a)          Manna Pro shall be responsible for all sales and marketing activity associated with the Products, including trade efforts (Distribution Channels), marketing support, sales activity, etc. Manna Pro shall use commercially reasonable efforts consistent with the exclusive rights granted hereunder to market the Products to Channel Partners through the Distribution Channels for the Permitted Use in the Field in the Territory. In no event will the scope, degree, or quality of its efforts be less than Manna Pro applies to the launch, marketing and selling of its own products through the same Distribution Channels. Manna Pro shall expend from its own resources at least the amount equal to the Minimum Market Spend on marketing and promotion each Contract Year in a manner reasonably designed to effectively promote the sale of Products in the Field in the Territory. Manna Pro shall provide Oculus with a report on an annual basis showing: (i) the Marketing Expenses actually paid by Manna Pro, (ii) the person or entity to whom the Marketing Expenses were paid, (iii) the purpose for such expenditure, (iv) an indication of any expenses that did not relate directly and exclusively to the Products and evidence of Oculus’ consent thereto; and attaching underlying evidence of payment for such Marketing Expenses.

† Confidential material redacted and separately filed with the Commission.

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b)          Manna Pro will develop a sales and marketing plan, which will minimally contain a forecast for a period of five (5) years. Manna Pro and Oculus shall negotiate in good faith to agree on the Minimum Purchases and Bonus Triggers for those years during the Term of this Agreement not specified on Exhibit B, if any, which shall be determined within three (3) months prior to the end of the Initial Term (or any applicable Renewal Term, as applicable), and such Minimum Purchases and Bonus Triggers will be added to Exhibit B, subject to the same terms and conditions herein. In the event that this Agreement is automatically extended without agreement between the parties on the Minimum Purchase and/or Bonus Trigger applicable to such Renewal Term, the Minimum Purchases for the Renewal Term shall be [ ]† % of the Minimum Purchases for the preceding year, and the Bonus Trigger for the Renewal Term shall be [ ]† % of the Bonus Trigger for the preceding year.

c)          All sales, promotion and advertising materials, whether written, recorded, or memorialized in another medium, relating to a Product shall be approved in advance by Oculus. All such marketing materials shall be subject to the copy clearance procedures established by Oculus from time to time which are applicable to all of Oculus’ customers.

d)          Manna Pro will keep Oculus informed as to any problems of which it becomes aware with respect to the Products. Manna Pro will promptly notify Oculus of any adverse event or unexpected reaction or results, and of any action or potential government action relevant to a Product promptly upon becoming aware of such event, reaction, result, or action, and the parties will discuss measures to be undertaken to resolve same.

e)          Manna Pro shall be solely responsible for, and shall use diligent efforts in connection with filing, communicating with, and seeking Marketing Authorization(s), approvals, registrations, notifications and the like from the appropriate government authorities in the Territory. Manna Pro shall not file any such application or document without Oculus’ prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Manna Pro will provide Oculus with any information regarding the foregoing that Manna Pro may reasonably request; Oculus may use all such reports, documentation and information in seeking approvals, registration, notifications or filing applications for approvals from government authorities, or otherwise at its discretion, outside the Territory; provided, that no Confidential Information of Manna Pro is disclosed to third parties as a result of such use. Manna Pro shall identify Oculus as the manufacturer on the Marketing Authorization. Manna Pro shall regularly report to Oculus on these efforts, and Oculus will reasonably cooperate with Manna Pro’s efforts. All costs incurred in connection with the preparation and filing of the Marketing Authorization(s) shall be the sole responsibility of Manna Pro.

f)           Manna Pro shall maintain complete and accurate books and records in sufficient detail, in accordance with GAAP and all Applicable Laws, to enable verification of the Minimum Marketing Spend. Such records shall be maintained for a period of twenty-four (24) months after the end of the Term or longer if required by Applicable Law. Oculus may demand once during any calendar year until two years following the end of the Term an audit of the relevant books and records of Manna Pro for any year during the Initial Term for which Manna Pro did not meet its Minimum Purchases, in order to verify Manna Pro’s reports on the matters addressed in this Agreement. If as a result of any audit of the books and records of Manna Pro, it is shown that Manna Pro’s Marketing Expenses were less than the amount reported, then Manna Pro shall reimburse Oculus for its documented out-of-pocket costs and expenses incurred in connection with the audit.

† Confidential material redacted and separately filed with the Commission.

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g)          Manna Pro will comply with all export laws and restrictions and regulations of the Department of Commerce or other United States or foreign agency or authority, and will not export, or allow the export or re-export, of any proprietary information, Products, or any direct product thereof in violation of any such restrictions, laws or regulations. Manna Pro shall obtain at its own expense any necessary licenses and/or exemptions with respect to the export from the United States of all material or items deliverable by Manna Pro to any location and shall demonstrate to Oculus compliance with all Applicable Laws and any other export requirements prior to the delivery thereof.

h)          Manna Pro shall use the same methods to protect the parties’ rights with respect to the Products and Confidential Information as it uses to protect its own or any third party’s confidential information or Intellectual Property Rights, but in no event less than reasonable care.

i)           Manna Pro shall not make any claims, representations or warranties directly or indirectly to any third party about any Product that is inconsistent with a Product’s Specification.

j)           Manna Pro will market and sell the Products on their own merits and shall not promote or encourage the purchase or use of any other product or service similar to or competitive with the Products.

k)          Except to the extent Manna Pro is permitted to manufacture, distribute or sell hypochlorous acid technology-based products that are reasonable substitutes for Products by reason of a Corporate Event, Manna Pro shall satisfy all of its and its affiliates’ requirements for the Products or for other hypochlorous acid technology-based products that are reasonable substitutes for Products, and shall fill all purchase orders it receives from its Channel Partners for such products, in the Field in the Territory solely through purchases of Product from Oculus under this Agreement. For the avoidance of doubt, Manna Pro’s manufacture, distribution and/or sale after a Corporate Event of hypochlorous acid technology-based products that are reasonable substitutes for Products acquired through a Corporate Event shall not constitute a breach of its obligations of this Section 5.1(k).

l)           Except to the extent Manna Pro is permitted to manufacture, distribute or sell hypochlorous acid technology-based products that are reasonable substitutes for Products by reason of a Corporate Event, neither Manna Pro nor any of its affiliates will develop, manufacture, purchase, distribute or market (or have or enter into any agreement or arrangement with respect to) any hypochlorous acid technology-based product that is a reasonable substitute for the Products in the Field in the Territory. For the avoidance of doubt, Manna Pro’s development, manufacture, purchase, distribution and/or marketing after a Corporate Event of hypochlorous acid technology-based products that are reasonable substitutes for Products acquired through a Corporate Event shall not constitute a breach of its obligations of this Section 5.1(l).

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5.2          Oculus’ Obligations. Oculus shall: (a) maintain all appropriate regulatory filings (other than Marketing Authorizations or other filings for which Manna Pro is responsible) to support the marketing and distribution of the Products, (b) conduct initial Product training with the Manna Pro marketing and sales training teams consistent with Oculus’s quality system manual, (c) provide all current Products sales materials and marketing literature for use by Manna Pro in developing promotional material, (d) provide final approval on any and all new promotional Materials or portions of materials specific to the Products developed by Manna Pro if reasonably acceptable to Oculus, (e) manufacture or ensure the manufacture of the Products in compliance and accordance with cGMP, the Specifications and all Applicable Laws, and (f) notify Manna Pro and/or provide any information promptly, but in no event later than three (3) business days after discovering such information, including but not limited to any instances where the Products are or become out of Specification (OOS), fail to comply with cGMP, when any Products may be affected by regulatory action, or any other conditions or circumstances that may impact, impair, or have a material effect on Manna Pro’s ability to sell the Products.

5.3          Management and Governance. Each party shall appoint one representative as its manager for the relationship (each such person, an “Alliance Manager”). The Alliance Managers shall oversee commercialization activities and facilitate resolution of disputes. The initial Alliance Manager for Oculus shall be Dan McFadden, and the initial Alliance Manager for Manna Pro shall be Roger Cagle.

5.4          Compliance with Laws. Both parties shall conduct their respective businesses in accordance with all Applicable Law and in compliance with all Regulatory Approvals.

5.5          Product Recalls.

a)          Oculus shall have the right and authority to order a recall of the Products in response to FDA action or other event or incident.

b)          Each party agrees to notify the other immediately of any pending or threatened event or condition which may lead to or require a recall or other removal or withdrawal of any Products or any of its components from the Field in the Territory, including: (a) actual or threatened regulatory action by the FDA or any other governmental entity; or (b) safety concerns relating to the Products or components.

c)          If the Product recall is threatened or required as a result of nonconformity with Specifications, or because the Product was in any way defective or suspected to be dangerous for its intended purpose and use, then all out of pocket expenses, including those of Manna Pro, associated with the recall shall be borne by Oculus. Oculus will replace, at its own expense (including any shipping costs) any recalled Products with conforming Products under these circumstances. However, if the Product is threatened or required to be recalled due to a failure of Manna Pro to maintain the Product after its receipt by Manna Pro in conditions substantially as required in the applicable Specifications or documentation accompanying the Products when delivered, or due to Manna Pro’s off-label market or sales, or failure of Manna Pro to comply with Applicable Law, Regulatory Approvals, or Marketing Authorization, then all out of pocket costs associated with the recall shall be borne by Manna Pro. Each party shall bear the cost of its own administrative and internal overhead and other expenses incurred in the event of a recall, regardless of the reason necessitating such recall.

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6.          IP Ownership.

6.1          Intellectual Property.

a)          Oculus shall be the sole and exclusive owner of all Intellectual Property Rights in the Products (including, without limitation, the Microcyn Technology) or used on Product Packaging or Labels (including, without limitation, the Oculus Marks). Oculus shall also own all right, title and interest in and to the Oculus Marks, including as used on Product Packaging or Labels. Manna Pro acknowledges Oculus’ ownership of the Oculus Marks and agrees that it will do nothing inconsistent with such ownership.

b)          Oculus hereby grants to Manna Pro a limited right and license throughout the Term to use the Oculus Marks on marketing materials which have been pre-approved by Oculus, and which are used by Manna Pro solely to promote, advertise, sell and distribute the Products, and on the Product Packaging and Labeling, as applied by Oculus to such Products.

c)          Manna Pro shall own all right, title and interest in and to any Manna Pro trademarks, logos or other words or symbols identifying or making reference to Manna Pro, including as used on such Packaging. Manna Pro hereby grants to Oculus a limited right and license throughout the Term to use any Manna Pro materials provided to Oculus for Packaging and Labeling, solely as required for Oculus to provide the Products to Manna Pro as contemplated by this Agreement.

6.2          Restrictions.

a)          Manna Pro shall not, and shall not seek to, alter, modify or reverse engineer the Microcyn Technology.

b)          All use of the Oculus Marks shall inure to the benefit of Oculus. Manna Pro agrees: (a) not to contest at any time, whether during the Term of this Agreement or thereafter, the rights of Oculus in or to, or the validity of, the Oculus Marks, (b) not to register or apply to register or cause to be registered with any trademark or domain name registration organization any trademark containing the Oculus Marks, or any trademark, trade name, service mark, word, phrase or symbol or domain name which is identical or similar to the Oculus Marks, or which contains part of the Oculus Marks, whether during the Term or thereafter, (c) to promptly assign to Oculus any registrations or applications for registrations with any trademark or domain name registration organization of the Oculus Mark, trade name, service mark, word, phrase or symbol or domain name which is identical or similar to the Oculus Mark or which contains part of the Oculus Mark, whether during the Term or thereafter, and (d) not to use any trademark, trade name, service mark, word, phrase or symbol or domain name which is identical to or similar to the Oculus Mark or which contains part of the Oculus Mark, whether during the Term or thereafter, except for use of the Oculus Mark expressly permitted in this Agreement. Manna Pro acknowledges Oculus’ ownership of the Oculus Mark and agrees that it will do nothing inconsistent with such ownership.

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6.3          Enforcement. Oculus shall, at its own costs and expense, use commercially reasonable efforts to enforce Manna Pro’s rights as set forth in this Agreement.

7.          Representation and Warranties.

7.1          Oculus’ Representations and Warranties. Oculus hereby represents and warrants the following to Manna Pro:

a)          Oculus is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

b)          Oculus has the legal power and authority to enter into and be bound by the terms and conditions of this Agreement and to perform its obligations under this Agreement;

c)          Oculus has taken all necessary action on its part to authorize the execution and delivery of this Agreement. This Agreement has been duly executed and delivered on behalf of Oculus and constitutes a legal, valid, binding obligation, enforceable against Oculus in accordance with its terms.

d)          Oculus is not subject to any legal, contractual or other restrictions, limitations or conditions which conflict with its rights and obligations under this Agreement or which might affect adversely its ability to perform under this Agreement;

e)          Oculus, as of the Effective Date, has the manufacturing capacity to provide Manna Pro with up to $5 million of Product(s) in the initial twelve (12) month period;

f)           To the best of Oculus’ knowledge, there are no investigations, adverse third party allegations, claims or actions against Oculus, including any proceedings or any pending or threatened action against Oculus by or before any governmental authority, relating to (i) the Products or (ii) Oculus’ Intellectual Property to the extent that is necessary for the manufacture of the Products;

g)          To its knowledge, Oculus has obtained all necessary approvals, licenses, permits or other authorizations (other than the Marketing Authorizations or other clearance or authorizations required to be obtained by a distributor) required, including all applicable Regulatory Approvals, to allow Manna Pro to sell Products as contemplated herein, consistent with existing industry practice as of the Effective Date;

h)          All Product manufacturing, Packaging and Labeling will be performed in accordance with all Applicable Law, and cGMP;

i)           All Products shall comply with their applicable Specifications;

j)           To the best of Oculus’ knowledge, Oculus has not and will not use, in any capacity associated with or related to the manufacture of the Products, the services of any persons who have been, or are in the process of being, debarred under the Generic Drug Enforcement Act of 1992, amending the food, Drug and Cosmetic Act at 21 U.S.C. §335(a) or any comparable Law. Neither Oculus nor any of its officers, employees, or consultants has been convicted of an offense under (a) either a federal or state law that is cited in 21 U.S.C. §335(a) as a ground for debarment, denial of approval, or suspension, or (b) any other law cited in any comparable regulatory act as a ground for debarment, denial of approval, or suspension.

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7.2          Manna Pro Representations and Warranties. Manna Pro hereby represents and warrants the following to Oculus:

a)          Manna Pro is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

b)          Manna Pro has the legal power and authority to enter into and be bound by the terms and conditions of this Agreement and to perform its obligations under this Agreement;

c)          Manna Pro has taken all necessary action on its part to authorize the execution and delivery of this Agreement. This Agreement has been duly executed and delivered on behalf of Manna Pro and constitutes a legal, valid, binding obligation, enforceable against Manna Pro in accordance with its terms;

d)          Manna Pro is not subject to any legal, contractual or other restrictions, limitations or conditions which conflict with its rights and obligations under this Agreement or which might affect adversely its ability to perform under this Agreement;

e)          To its knowledge, Manna Pro has obtained all Marketing Authorizations and other clearance or authorizations required to be obtained by a like distributor, including all applicable Regulatory Approvals, to allow Manna Pro to sell Products as contemplated herein consistent with existing industry practice as of the Effective Date;

f)           Manna Pro shall at all times comply with the restrictions on distribution and sale of Products through the Distribution Channels in the Field in the Territory solely as permitted under Section 2 hereof;

g)           Manna Pro shall all times comply with all Applicable Laws which are applicable to Manna Pro as a distributor of the Products;

h)          Manna Pro has the right to use its trademarks and to allow Oculus the right to manufacture applicable Packaging and Labeling containing such trademarks to the extent necessary for such manufacture; and

i)            To the best of Manna Pro’s knowledge, Manna Pro has not and will not use, in any capacity associated with or related to the marketing and sale of the Products, the services of any persons who have been, or are in the process of being, debarred under the Generic Drug Enforcement Act of 1992, amending the Food, Drug and Cosmetic Act at 21 U.S.C. §335(a) or any comparable Law. Neither Manna Pro nor any of its officers, employees, or consultants has been convicted of an offense under (a) either a federal or state law that is cited in 21 U.S.C. §335(a) as a ground for debarment, denial of approval, or suspension, or (b) any other law cited in any comparable regulatory act as a ground for debarment, denial of approval, or suspension.

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j)           The Parties understand and agree to comply with the U.S. Foreign Corrupt Practices Act, as revised, which prohibits the promise, payment or giving of anything of value, either directly or indirectly, to any government official for the purpose of obtaining or retaining business or any improper advantage. For purposes of this Section, “government official” means (i) any official, officer, representative, or employee of, including any doctor employed by, any non-U.S. government department, agency or instrumentality (including any government-owned or controlled commercial enterprise), or (ii) any official of a public international organization or political party or candidate for political office.

8.           Oculus’s Limited Warranty; Limitation of Liability.

8.1          Oculus warrants that each of the Products delivered will, under normal use and conditions, substantially: (i) conform to the various product label claims regarding shelf-life, and (ii) that all Products have been and shall be manufactured in accordance and in compliance with cGMP, the Specifications, and all Applicable Laws. This limited warranty does not cover the results of abuse, storage not in conformity with Specifications, misapplication, vandalism, acts of God, use contrary to Specifications, or modification to the formula or dispensing mechanism by anyone other than Oculus.

8.2          Oculus is not and shall not be required to deal directly with any Channel Partner with respect to the warranty stated herein. Manna Pro shall coordinate any warranty claims with the applicable Channel Partners and end users who acquire the Products sold to Manna Pro under this Agreement.

8.3          If Manna Pro makes a warranty to Channel Partners or others who acquire the Products sold under this Agreement in excess of the warranty granted by Oculus hereunder, then Oculus shall have no obligations to such Channel Partners or others for such excess claims.

8.4          Manna Pro may reject and return non-conforming Product for modification or replacement by Oculus provided that Manna Pro must first obtain a return material authorization (“RMA”) from Oculus (which Oculus shall not be unreasonably withhold). Oculus shall issue an RMA no later than two (2) business days after Manna Pro’s request. Manna Pro shall include the RMA number with all returns. Manna Pro shall return all non-conforming Product to Oculus within thirty (30) days of Manna Pro’s discovery of non-conformance but in no event more than 60 days after receipt/delivery.

8.5          Oculus is liable for all transit costs associated with replacement of non-conforming Product. If Oculus intends to destroy any non-conforming Product, such costs are the responsibility of Oculus.

8.6          If replacement is not reasonably possible, which shall be determined within fifteen (15) days of the discovery and communication of Product non-conformance, then Oculus may elect to refund to Manna Pro an amount equal to the purchase price plus shipping costs for the non-conforming Product. Oculus shall not be responsible for any labor costs or other costs Manna Pro incurs incident to the replacement of any non-conforming Product.

8.7          If Oculus determines that any returned Product conformed to the warranty, Oculus will return the Product to Manna Pro at Manna Pro’s expense, freight collect, along with a written statement setting forth Oculus’s conclusion that the returned Product was not defective, and Manna Pro agrees to pay Oculus’s reasonable cost of handling and testing the returned Product.

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8.8          EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PRODUCT IS PROVIDED “AS-IS” WITHOUT WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, NON-INFRINGEMENT, OR THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE; PROVIDED, HOWEVER, THAT THE PARTIES AGREE THAT NOTHING STATED IN THIS PARAGRAPH SHALL LIMIT OCULUS’ LIABILITY OR OBLIGATIONS WITH RESPECT TO ITS INDEMNITY OBLIGATIONS RELATING TO INFRINGEMENT CLAIMS AS SET FORTH IN SECTION 9.2 HERETO.

8.9          TO THE EXTENT PERMISSIBLE UNDER APPLICABLE LAW, EXCEPT WITH RESPECT TO EITHER PARTY’S INDEMNITY OBLIGATIONS CONTAINED HEREIN, OR CLAIMS ARISING OUT OF BREACH OF SECTIONS 5.1(k), 5.1(l), 2.2, 6, AND 10 OF THIS AGREEMENT:

a)          IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OTHER PERSON FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL, OR PUNITIVE DAMAGES (INCLUDING WITHOUT LIMITATION LOST PROFITS) ARISING OUT OF THIS AGREEMENT (WHETHER FOR BREACH OF CONTRACT, TORT, NEGLIGENCE OR OTHER FORM OF ACTION) OR ITS TERMINATION, AND IRRESPECTIVE OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS; AND

b)          IN NO EVENT WILL EITHER PARTY’S TOTAL CUMULATIVE LIABILITY FOR DIRECT DAMAGES UNDER THIS AGREEMENT EXCEED THE AMOUNTS PAID BY MANNA PRO TO OCULUS HEREUNDER.

9.          Indemnification.

9.1          Manna Pro’s Indemnity. Manna Pro agrees that it will, at its own expense, defend all third party suits or proceedings instituted against Oculus, and hold Oculus harmless against any claims arising out of (a) any off label marketing, sale or use of the Products by Manna Pro or members of the Distribution Channels to whom Manna Pro sells or transfers Products, (b) any third party suits for breach of a third party’s Intellectual Property Rights in connection with the use by Oculus of Manna Pro trademarks on Labeling and Packaging, and/or (c) any breach of any representation or warranty of Manna Pro contained herein. For purposes of clarity, Manna Pro is not liable under this Section 9.1 to the extent that such claims are attributable to acts or omissions of Oculus in breach of its representations, warranties and covenants hereunder.

9.2          Oculus’s Indemnity. Oculus agrees that it will, at its own expense, defend, indemnify and hold harmless Manna Pro and its affiliates, and their respective officers, directors, employees, shareholders, members, agents and representatives from and against all third party suits or proceedings, damages, losses, and other expenses (including attorneys fees) arising as a result of (a) any infringement or misappropriation of a third party’s Intellectual Property Rights pertaining to the Products, the Microcyn Technology or the Oculus Marks, and/or (b) personal injury or property damage as a result of use of the Products, including products liability, and/or (c) any breach of any representation or warranty of Oculus contained herein. For purposes of clarity, Oculus is not liable under this Section 9.2 to the extent that such claims are attributable to acts or omissions of Manna Pro in breach of its representations, warranties and covenants hereunder.

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9.3          Procedure. A party seeking indemnification under this Section 8 shall provide the indemnifying party with prompt written notice of any such claim. The indemnifying party shall have sole control and authority with respect to the defense and settlement of any such claim. The indemnified party shall cooperate with the indemnifying party, at the indemnifying party’s sole cost and expense, in the defense of any such claim. The indemnifying party shall not agree to any settlement of any such claim that does not include a complete release of the indemnified party from all liability with respect thereto or that imposes any liability, obligation or restriction on the indemnified party with the prior written consent of the indemnified party. The indemnified party may participate in the defense of any claim through its own counsel, and at its own expense.

9.4          Insurance.

a)            Manna Pro agrees to maintain (i) workers’ compensation insurance for all of its employees, the limits of which shall be in statutory compliance with the applicable compensation laws, and employer’s liability of not less than $1,000,000 per accident, (ii) commercial general liability, including product liability, with limits of not less than $1,000,000 per occurrence; (iii) automobile insurance with limits in an amount of at least $1,000,000; and (iv) umbrella coverage in an amount of at least $10,000,000. If Manna Pro terminates its product liability insurance policy during the term of this Agreement, it shall obtain and maintain the maximum available extended discovery period insurance, if applicable.

b)            Oculus agrees to maintain (i) workers’ compensation insurance for all of its employees, the limits of which shall be in statutory compliance with the applicable compensation laws and employer’s liability in an amount of at least $1,000,000 per occurrence, (ii) commercial general liability insurance in an amount of at least $1,000,000 per occurrence, (iii) automobile insurance with limits in an amount of at least $1,000,000 per occurrence for bodily injury and property damage, and (iv) products liability in an amount of at least $5,000,000 per occurrence. If Oculus terminates its product liability insurance policy during the term of this Agreement, it shall obtain and maintain the maximum available extended discovery period insurance, if applicable.

10.          Confidential Information.

10.1          Ownership of Confidential Information. Each party is and shall remain the owner of its Confidential Information. Nothing contained in this Agreement shall be construed as granting any rights by license or otherwise to such Confidential Information.

10.2          Agreement to Maintain Confidentiality. Both parties shall take all reasonable steps to ensure that it and its agents maintain the confidentiality of the Confidential Information of the other party.

10.3          Agreement Not to Use or Disclose. Except as provided in this Agreement or the NDA, neither party shall disclose to any other person or entity Confidential Information of the disclosing party or use such Confidential Information for any purpose other than the purposes expressly authorized under this Agreement.

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11.          Term and Termination.

11.1          Term. Unless sooner terminated in accordance with the provisions hereof, the initial term of this Agreement will be for a period of five (5) years (the “Initial Term”) and shall automatically renew for successive one (1) year terms (each a “Renewal Term” and together with the Initial Term, the “Term”) unless terminated by either party pursuant to Section 11.2.

11.2          Termination.

a)          For Cause. Either party will have the right to terminate this Agreement for cause upon sixty (60) days’ (if capable of cure) (the “Cure Period”) prior written notice to the other party (i) as a result of a material breach of this Agreement by the other party that remains uncured during the Cure Period, (ii) upon the institution by or against either party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of either party's debts which are not resolved or terminated within the Cure Period, (iii) upon either party making an assignment for the benefit of creditors, or (iv) upon either party's dissolution or ceasing to do business.

b)          Termination for Failure to Meet Minimums during Initial Term. If Manna Pro fails to make Minimum Purchases in any two (2) consecutive Contract Years of the Initial Term and Manna Pro fails to meet Minimum Marketing Spend for the same such period, Oculus shall, after providing to Manna Pro written notice, have the right, at its option, to: (i) (A) convert Manna Pro’s distribution rights under Section 2.2 to non-exclusive distribution rights effective as of the date of such notice and (B) terminate this Agreement effective two hundred seventy (270) days after the date of such notice to Manna Pro; provided, however, that Manna Pro shall have no right to purchase, and Oculus shall no obligation to sell, any Products after the date that is one hundred eighty (180) days after the date of such notice to Manna Pro; or (ii) convert Manna Pro’s exclusive distribution rights under Section 2.2 to non-exclusive distribution rights effective as of the date of such notice and continue the Term on the terms and conditions of this Agreement.

c)          Termination for Failure to Meet Minimums after Initial Term. If this Agreement is extended after the Initial Term, and if Manna Pro fails to make Minimum Purchases for any Renewal Period, Oculus shall, after providing to Manna Pro thirty (30) days’ written notice, have the right, at its option, to: (i) (A) convert Manna Pro’s distribution rights under Section 2.2 to non-exclusive distribution rights effective as of the date of such notice, and (B) terminate this Agreement effective two hundred seventy (270) days after the date of such notice to Manna Pro; provided, however, that Manna Pro shall have no right to purchase, and Oculus shall no obligation to sell, any Products after the date that is one hundred eighty (180) days after the date of such notice to Manna Pro; or (ii) convert Manna Pro’s exclusive distribution rights under Section 2.2 to non-exclusive distribution rights effective as of the date of such notice and continue the Term on the terms and conditions of this Agreement.

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d)          By Oculus upon Corporate Event. In the event that Manna Pro is involved in a Corporate Event with an Oculus Competitor, or a Corporate Event that results in Manna Pro owning, merging with or being acquired by an Entity that generates $[ ]† or more in revenue from hypochlorous acid technology-based products that are reasonable substitutes for Products (the “Threshold”), then Oculus may, at its election: (i) convert Manna Pro’s distribution rights under Section 2.2 to non-exclusive distribution rights effective as of the date of such notice and terminate this Agreement effective two hundred seventy (270) days after the date of such notice to Manna Pro; provided, however, that Manna Pro shall have no right to purchase, and Oculus shall no obligation to sell, any Products after the date that is one hundred eighty (180) days after the date of such notice to Manna Pro; or (ii) convert Manna Pro’s exclusive distribution rights under Section 2.2 to non-exclusive distribution rights effective as of the date of such notice and continue the Term on the terms and conditions of this Agreement. For the avoidance of doubt, Manna Pro’s manufacture, purchase, distribution and sale after a Corporate Event of hypochlorous acid technology-based products that are reasonable substitutes for Products acquired through such Corporate Event shall not constitute a breach of its obligations of this Section, or of Sections 5.1(k) or Section 5.1(l).

e)          Termination for Convenience after Conversion to Non-Exclusive Rights. At any time after Oculus elects to convert Manna Pro’s rights under Section 2.2 of this Agreement to non-exclusive rights pursuant to Sections 11.2(b)(ii), 11.2(c)(ii), or 11.2(d)(ii), Oculus may terminate this Agreement for convenience upon two hundred seventy (270) days’ written notice to Manna Pro; provided, however, that Manna Pro shall have no right to purchase, and Oculus shall have no obligation to sell, any Products after the date that is one hundred eighty (180) days after the date of such notice to Manna Pro.

11.3          Effect of Termination. Upon termination or expiration of this Agreement for any reason:

a)          each party shall retain ownership of its respective Confidential Information, and shall, if requested, return to the other party all of the Confidential Information received from the other party up to the effective date of termination;

b)          all licenses and rights granted by one party to another hereunder shall be immediately terminated;

c)          Manna Pro shall pay to Oculus any amounts due under this Agreement;

d)          Manna Pro shall, to Oculus’ option, either return or destroy all marketing Materials in Manna Pro’s possession or under its control (including all Materials in the possession of any of Manna Pro’s employees, sales representatives, agents and/or or other representatives); and

e)          Manna Pro shall take such measures as are reasonably necessary to transfer or assign the Marketing Authorizations to Oculus or Oculus’ designee.

† Confidential material redacted and separately filed with the Commission.

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12.          Miscellaneous.

12.1          Survival. Sections 1 (Definitions), 5.1(f) (Audit), 5.5 (Product Recalls), 6 (IP Ownership), 7 (Representations and Warranties), 8 (Oculus Limited Warranty; Limitation on Liability), 9 (Indemnification), 10 (Confidential Information), 11.2(b), (c), (d) (Termination), 11.3 (Effect of Termination), and 12 (Miscellaneous) shall survive any expiration or termination of the Agreement.

12.2          Specific Performance; Injunctive Relief. The parties recognize and agree that any breach by the receiving party of its obligations contained in Section 9 and Section 5 would cause irreparable harm to the disclosing party such that the disclosing party could not be compensated for the harm by money damages alone. Therefore, the parties agree that the provisions of Section 10 and Section 6 shall be enforceable by specific performance, including injunctive relief, without the necessity of a bond.

12.3          Notices. All notices shall be deemed given by prepaid reputable overnight courier, and addressed as set forth at the signature line below or to such other address as the party to receive the notice or request so designates by written notice to the other.

12.4          Assignment.

a)          This Agreement and all rights and obligations hereunder are personal to the parties.

b)          Neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that either party may assign its rights and/or obligations to any affiliate, and to any person or entity into which the party merges (regardless of the identity of the surviving entity) or which has otherwise succeeded to all or substantially all of the business or assets to which this Agreement pertains, whether by merger, consolidation, reorganization, asset or securities sale, by operation of law, or otherwise.

c)          In the event that Manna Pro is involved in a Corporate Event involving an [ ]†, Manna Pro shall provide written notice of such Corporate Event to Oculus promptly after the closing of such Corporate Event.

i.          In the event that Manna Pro is involved in a Corporate Event involving an [ ]†, then Oculus may exercise the rights set forth in Section 11.2(d) hereunder.

ii.         In the event that Manna Pro is involved in a Corporate Event involving an [ ]†, then Manna Pro shall report in writing to Oculus the [ ]†, and shall continue to report quarterly in writing to Oculus the [ ]†. If at any time throughout the Term the [ ]† by such [ ]† meet the [ ]†, then Oculus may exercise the rights set forth in Section 11.2(d) hereunder.

d)          This Agreement shall benefit and be binding upon the parties to this Agreement and their respective permitted successors and assigns.

† Confidential material redacted and separately filed with the Commission.

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12.5          Waiver. No term or condition of this Agreement shall be deemed waived unless such waiver is in a writing executed by the party against whom the waiver is sought to be enforced. Failure or delay in the exercise of any right, power or privilege hereunder shall not operate as a waiver thereof or of any subsequent failure or delay.

12.6          Governing Law, Jurisdiction, Venue. The Agreement will be governed by and construed under the laws of the State of Delaware without regard to conflicts of laws principles. The parties hereby irrevocably submit to the exclusive jurisdiction of, and waive any venue or jurisdictional objections against, the state or federal courts located in Delaware, in any disputes arising hereunder.

12.7          Attorney’s Fees. The prevailing party shall be awarded its reasonable attorneys’ fees and costs incurred in any dispute arising out of or related to this Agreement, whether or not suit be commenced.

12.8          Severability. If any of the provisions of this Agreement in any way violate or contravene any laws applicable to this Agreement, such provision shall be deemed not to be a part of this Agreement and the remainder of this Agreement shall remain in full force and effect. In such event, the parties agree to negotiate in good faith to substitute legal and enforceable provisions that most nearly effect the original intent of the severed provision.

12.9          Subject Headings. The captions and headings used herein are intended for convenience only, and shall not affect the construction or interpretation of any section or provision of this Agreement.

12.10         Entire Agreement. This Agreement, including the exhibits referenced herein and/or attached hereto, and that certain Confidentiality and Non-Disclosure Agreement by and between Oculus and Manna Pro dated May 1, 2015 (the “NDA”), constitute the entire understanding and agreement of the parties related to the subject matter hereof, and supersede any and all prior or contemporaneous offers, negotiations, agreements and/or understandings, written or oral, as to such subject matter.

12.11         Amendments. Except as provided herein, no amendment, revision or modification of this Agreement shall be effective or binding unless made in writing and signed by each of the parties.

12.12         Conflicts. In the event the provisions of this Agreement conflict with the terms of the NDA, the terms of the NDA shall control. If any provisions of this Agreement conflict with the provisions set forth in the exhibits, then the exhibits shall control.

12.13         Counterparts. The parties may execute this Agreement in any number of counterparts, which all taken together shall constitute a single agreement. Counterparts may be shared electronically, each such shared counterpart to have the same effect and validity as any original.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the last date of execution set forth below.

OCULUS INNOVATIVE SCIENCES, INC. BY: /s/ Robert Miller TITLE: Robert Miller, CFO DATE: 11/6/2015	MANNA PRO PRODUCTS, LLC BY: /s/ John Howe TITLE: John Howe, CEO DATE: 11/6/2015
ADDRESS: 1129 No. McDowell Boulevard Petaluma, CA 94954 PHONE: (707) 283-0550 FAX: (707) 283-0551	ADDRESS: 707 Spirit 40 Park Dr., Suite 150 Chesterfield, MO 63005 PHONE: (636) 681-1745 FAX: (636) 681-1799

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Exhibit A

Products and Prices*

Product	Size (oz)	Size (ml)	Liquid/Gel	Application	Price
Microcyn AH Wound & Skin Care	[ ]† oz	[ ]† ml	Liquid	Spray	$[ ]†
Microcyn AH Wound & Skin Care	[ ]† oz	[ ]† ml	Liquid	Spray	$[ ]†
Microcyn AH Wound & Skin Care	[ ]† oz	[ ]† ml	Liquid	Spray	$[ ]†
Microcyn AH Wound & Skin Care	[ ]† oz	[ ]† ml	Hydrogel	Spray	$[ ]†
Microcyn AH Wound & Skin Care	[ ]† oz	[ ]† ml	Hydrogel	Spray	$[ ]†

Microcyn AH Farm & Ranch Spray	[ ]† oz	[ ]† ml	Liquid	Spray	$[ ]†
Microcyn AH Farm & Ranch Hydrogel	[ ]† oz	[ ]† ml	Hydrogel	Spray	$[ ]†

EYE & EAR CARE
Microcyn AH Ear & Eye Wash	[ ]† oz	[ ]† ml	Liquid	Dropper	$[ ]†
Microcyn AH Opthalmic Gel	[ ]† oz	[ ]† ml	Hydrogel	Dropper	$[ ]†
Microcyn AH Pink Eye Spray	[ ]† oz	[ ]† ml	Liquid	Spray	$[ ]†

SAMPLES
Microcyn AH Wound & Skin Care	[ ]† oz	[ ]† ml	Liquid	Spray	$[ ]†

DERMATOLOGY/ DIMETHICONE
MicrocynAH Anti-Itch Spray Gel	[ ]† oz.	[ ]† ml	Hydrogel	Spray	$[ ]†
MicrocynAH Hot Spot Spray Gel	[ ]† oz.	[ ]† ml	Hydrogel	Spray	$[ ]†

*Pricing includes standard bottles, labels, packaging and formulations meeting the applicable label claims. Pricing does not include the cost of trays.

† Confidential material redacted and separately filed with the Commission.

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Exhibit B

Minimum Purchases, Minimum Marketing Spend and Bonus Triggers

Minimum Annual Purchases

Contract Year	Minimum Annual Purchases
Contract Year 1	$[ ]†
Contract Year 2	$[ ]†
Contract Year 3	$[ ]†
Contract Year 4	$[ ]†
Contract Year 5	$[ ]†

The parties agree that if Manna Pro exceeds its Minimum Purchases by at least [ ]†% in any Contract Year, the amount by which Manna Pro’s Product Purchase Amounts exceed the Minimum Purchase for such Contract Year (the “Carryover Amount”) may be carried over to the following Contract Year (the “Carryover Year”) solely for purposes of determining whether Manna Pro meets its Minimum Purchases for the Carryover Year only. For the avoidance of doubt, any Product Purchase Amount paid to Oculus in a Contract Year may only be carried over to the immediately following Calendar Year, and the Product Purchase Amounts in any Carryover Year shall be reduced by the Carryover Amount carried over from the prior Contract Year. Carryover Amounts shall not be used in determining eligibility for, or for calculating, any bonus payment pursuant to Section 2.5 for any Contract Year.

† Confidential material redacted and separately filed with the Commission.

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Minimum Marketing Spend

Contract Year	Minimum Marketing Spend
Contract Year 1	$[ ]†
Contract Year 2	$[ ]†
Contract Year 3	$[ ]†
Contract Year 4	$[ ]†
Contract Year 5	$[ ]†

Microcyn Sales to trigger Manna Pro Bonuses

Contract Year	Bonus Trigger
Contract Year 1	$[ ]†
Contract Year 2	$[ ]†
Contract Year 3	$[ ]†
Contract Year 4	$[ ]†
Contract Year 5	$[ ]†

† Confidential material redacted and separately filed with the Commission.

29